UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 11, 2009

K-V Pharmaceutical Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9601	43-0618919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Woods Drive
Bridgeton, MO	63044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Ronald J. Kanterman from the Board of Directors
On December 11, 2009, Ronald J. Kanterman resigned as a member of the Board of Directors of K-V Pharmaceutical Company (the “Company”), effective immediately. In connection with his resignation, Mr. Kanterman entered into a Separation Agreement and General Release (the “Separation Agreement”) and a Consulting and Confidentiality Agreement (the “Consulting Agreement”) with the Company (as described below).
(e) Entry into a Compensatory Arrangement with Ronald J. Kanterman
As previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 8, 2009, Mr. Kanterman ceased serving as the Chief Financial Officer of the Company as of September 2, 2009. In connection with the foregoing, on December 14, 2009, the Company and Mr. Kanterman entered into the Separation Agreement and the Consulting Agreement, each effective as of September 2, 2009. The terms of the Separation Agreement and the Consulting Agreement are described below.
Separation Agreement
The Separation Agreement provides for, among other things, the following:
Termination Benefits
•	Subject to Mr. Kanterman abiding by the terms of the Separation Agreement, and in consideration of Mr. Kanterman’s release of claims and Mr. Kanterman’s other covenants and agreements contained in the Separation Agreement, the Company agrees to provide the following benefits to Mr. Kanterman:
ο	The Company will enter into the Consulting Agreement with Mr. Kanterman, which provides for an annual compensation rate (the “Compensation Rate”) of $330,000, an amount equal to his annual base salary as of September 2, 2009 (the “Separation Date”), payable in equal monthly installments as more fully described in the Consulting Agreement.

ο	The Company will pay Mr. Kanterman on June 30, 2010 an amount of $40,000, which represents the retention bonus to which Mr. Kanterman would have become entitled had his employment continued, upon the condition that Mr. Kanterman satisfactorily performs his duties under the Separation Agreement, the Consulting Agreement and the Company’s policies.

ο	For the period beginning on the Separation Date and ending on September 2, 2010, the Company will continue to provide, or cause its affiliates to provide, health (including medical, vision and dental), life and disability insurance to Mr. Kanterman and his family on terms and conditions available to the executive officers of the Company.

ο	Mr. Kanterman waives any and all rights to stock options held by him immediately prior to the Separation Date.

ο	Mr. Kanterman will receive a payment of $50,000 (the “Initial Payment”) and a gross-up payment (the “Gross-Up Payment”) in an amount such that after payment by Mr. Kanterman of all taxes imposed on the Initial Payment and the Gross-Up Payment, Mr. Kanterman retains an amount equal to the Initial Payment.
Indemnification Agreement
•	The Company and Mr. Kanterman, in his capacity as a member of the Board of Directors, previously entered into an indemnification agreement dated October 24, 2008, which is and will remain in effect. (A copy of the form of indemnification agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 29, 2008.) The existing rights of Mr. Kanterman pursuant to such agreement with regard to indemnification, advancement of expenses, insurance and exculpation from liability as described in such agreement are unaffected by the Separation Agreement.
Complete Release
•	The Company and Mr. Kanterman agree to release and discharge each other from any and all claims they have or may have one against the other, and that such releases and discharges extend to themselves and to certain released parties, all as set forth in the Separation Agreement.
The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement. The Company expects to file a copy of the Separation Agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009 to be filed with the SEC.
Consulting Agreement
The Consulting Agreement provides for, among other things, the following:
•	The Consulting Agreement provides for a term of one year, beginning on September 2, 2009 (the “Effective Date”).
•	Beginning on the Effective Date, Mr. Kanterman agrees to provide consulting services to the Company in the financial field, as requested by the Company, including but not limited to assistance in transition of responsibilities and ongoing continuity of Mr. Kanterman’s former job functions.
•	During the term of the Consulting Agreement, the Company agrees to pay Mr. Kanterman the Compensation Rate and will reimburse Mr. Kanterman for all travel and related expenses incurred as a result of his consulting services, provided the Company has approved such expenses in advance.
The foregoing summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement. The Company expects to file a copy of the Consulting Agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009 to be filed with the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company
By:	/s/ David A. Van Vliet
David A. Van Vliet
Interim President and Interim Chief Executive Officer

Date: December 14, 2009